EXHIBIT 11

                             TOTAL CONTAINMENT, INC.
             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)

                                                 Three Months ended        Nine months ended
                                                     Sept. 30,                  Sept 30,
                                                       1998                       1998
                                                 ------------------        -----------------
                                                        (In thousands, except share data)
Basic:
Average shares outstanding                            4,650                       4,645
                                                     ======                      ======
Net income applicable to common
shareholders                                         $1,405                      $3,116
                                                     ======                      ======
    Net income (loss) per share amount                 0.30                        0.67
                                                     ======                      ======
Assuming dilution:
Average shares outstanding                            4,650                       4,645
Effect of dilutive options                              270                         206
                                                     ------                      ------
    Totals                                            4,920                       4,850
                                                     ======                      ======
    Net income (loss)                                $1,405                      $3,116
                                                     ======                      ======
    Net income (loss) per share amount               $ 0.29                      $ 0.64
                                                     ======                      ======


 The computation or earnings (loss) per share is not shown for the three or nine month periods ended September 30, 1999 since the effect of options would be anti-dilutive.